EXHIBIT 99.1

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Genta Incorporated Adopts Stockholder Rights Plan

BERKELEY HEIGHTS, NJ – September 16, 2005 – Genta Incorporated (NASDAQ: GNTA) announced today that its Board of Directors adopted a Stockholder Rights Plan designed to enhance the Board’s ability to protect stockholders against, among other things, unsolicited attempts to acquire control of Genta, which do not offer an adequate price to all stockholders or are otherwise not in the best interests of Genta and its stockholders. The Plan was not adopted in response to any specific effort to acquire control of the Company, and the Company is not aware of any such effort.

“The rights are intended to enable all Genta stockholders to realize the long-term value of their investment in Genta,” said Dr. Raymond P. Warrell, Jr., Chairman of the Board and Chief Executive Officer of Genta. “While it would not prevent an unsolicited acquisition of Genta, the rights plan should encourage anyone seeking to acquire Genta to negotiate with the Company’s Board of Directors.”

For additional information regarding the Rights Plan, please refer to the Form 8-K being filed today with the Securities and Exchange Commission.

About Genta

Genta Incorporated is a pharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA and DNA-based medicines) and small molecules. Genasense® (oblimersen sodium) Injection, the Company's lead compound from its oligonucleotide program, is currently undergoing late-stage, Phase 3 clinical testing. The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of patients with cancer related hypercalcemia that is resistant to hydration. For more information about Genta, please visit our website at: www.genta.com.

This press release contains forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report/Form 10-K for 2004.